Exhibit 99.1

A4S Security Announces Strategic Realignment to Take Advantage of Law Enforcement Market

Loveland, Colo., June 22, 2006, A4S Security, Inc. (NASDAQ and NYSE Arca: SWAT and SWATW), a leading provider of mobile digital video surveillance solutions, today announced a strategic realignment of the company’s executive team that will better position the company to address the significant law enforcement digital video marketplace.

Tom Marinelli, CEO of A4S Security, commented, “As we continue to build our transit business, we are aggressively focusing attention on the law enforcement marketplace as the International Association of Chiefs of Police is completing their work this Fall and is expected to recommend minimum specifications for law enforcement digital video. To accomplish our goal of becoming a technology leader in law enforcement, as we have in the transit digital video market, we need to more strategically focus our resources to take advantage of this significant market which is estimated to exceed $3 billion.”

Effective July 1, 2006, Michael Siemens, a retired police officer himself, will move from the role of President of A4S Security to Executive Vice President, Law Enforcement to focus specifically on the ShiftWatch law enforcement line of business. As a sign of its commitment to the law enforcement market, the company has extended the term of Michael Siemens’ employment with the company for a period of one year, expiring June 30, 2008.

Tom Marinelli will take on the added role of President of A4S Security effective July 1, 2006.

Mr. Marinelli continued, “I am pleased to take on this added responsibility as President. I believe we have built a world class foundation for growth and these changes will set the stage for effective execution in both our transit and law enforcement sectors.”

Greg Pusey, Chairman of A4S Security stated, “Michael’s background in law enforcement and recent participation on the executive committee of the International Chiefs of Police Digital Video Working Group make him uniquely qualified to set the vision of our ShiftWatch law enforcement line of products.”

“To enable the execution of the burgeoning law enforcement line of business, we are bringing all resources to bear, including Tom’s experience in building and managing organizations for long term growth and success to the position of President. This move closely aligns with our recent proposed name change announcement and prepares A4S Security, which will be known as Security with Advanced Technology after shareholder approval, to grow beyond these two markets alone into other security related markets.” Pusey concluded.

The company also announced that Michael Siemens will step down from the A4S Security Board of Directors effective July 1, 2006. Michael’s Board seat will remain vacant until a replacement is named.

About A4S Security, Inc.

A4S Security, Inc. develops and markets the ShiftWatch® product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The company’s full motion, high resolution video system utilizes patent pending video streaming technology and GPS synchronization capabilities to provide agencies with data security and reliability. The company’s open, standards based architecture, facilitates interoperability, easing management of the information and communication complexities and leveraging customers’ investment in the future.

For additional information about A4S Security and ShiftWatch solutions, call 1-888-825-0247 or visit www.shiftwatch.com. Information on the company’s website does not comprise a part of this press release.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the company’s ability to increase sales of its products, retain the services of its executive officers and directors and enhance, execute and protect its technological capabilities, among others. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

CONTACT: Investor Relations Todd Kehrli or Jim Byers MKR Group, LLC (818) 556-3700 ir@mkr-group.com	Media Pat O' Connor A4S Security, Inc. (970) 461-0071 ext. 134 poconnor@shiftwatch.com

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